Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of First Place Financial Corp. on Form S-4 of our reports dated September 4, 2007 on the consolidated financial statements of First Place Financial Corp. and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of First Place Financial Corp. for the year ended June 30, 2007, and to the reference to us under the caption “Experts” in the related proxy statement/prospectus, which is part of this registration statement.

/s/ CROWE CHIZEK AND COMPANY LLC

Columbus, Ohio

April 30, 2008